FOR IMMEDIATE RELEASE

Media	Investors
Racquel White	Dewey Steadman
Media@Labcorp.com	Investor@Labcorp.com

Labcorp to Host Investor Day on September 10, 2026

BURLINGTON, N.C., Aug. 17, 2026 - Labcorp Holdings Inc. (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced it will host an Investor Day on Thursday, September 10, 2026, from 9 a.m. to noon ET.

Chairman and CEO Adam Schechter, Executive Vice President and CFO Julia Wang and other members of the executive leadership team will discuss the company's go-forward strategy, capital deployment priorities and long-term financial outlook. Presentations will be followed by a Q&A session.

A live webcast of the event will be available through the Labcorp Investor Relations website beginning at 9 a.m. ET. A replay of the webcast and supporting materials will be available after the conclusion of the event.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers, and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company’s nearly 71,000 employees serve clients in approximately 100 countries, provided support for more than 85% of the new drugs and therapeutic products approved by the FDA in 2025, and performed more than 750 million tests for patients around the world. Learn more at www.labcorp.com.